UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): May 23, 2006

SMURFIT-STONE CONTAINER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-23876	43-1531401
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

150 North Michigan Avenue
Chicago, Illinois		60601
(Address of principal executive offices)		(Zip Code)

(312) 346-6600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act.

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 7.01.                                          Regulation FD Disclosure.

On May 23, 2006, Smurfit-Stone Container Corporation (the “Company”), as Guarantor, Smurfit-Stone Container Enterprises, Inc. (“SSCE”) and Smurfit-Stone Container Canada Inc. (together with SSCE, the “Borrowers”) requested from their lending group an amendment to the senior credit facility to permit the Borrowers to use a portion of the net cash proceeds to be received in the sale of the Company’s consumer packaging business (“Consumer Packaging Proceeds”) and additional borrowings, if necessary, to prepay certain unsecured debt. The sale of the Company’s consumer packaging business was disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 12, 2006.

As disclosed under Item 8.01 below, SSCE, a wholly-owned subsidiary of the Company, has commenced a cash tender offer for up to $400 million of its senior notes, applicable to any and all of its $300 million aggregate principal amount of outstanding 9 ¼% Senior Notes due 2008 and a portion of its $750 million aggregate principal amount of outstanding 9 ¾% Senior Notes due 2011. Please see Item 8.01 below for additional details about the tender offer.

The requested amendment referred to above would (i) require the Borrowers to use $240 million of the Consumer Packaging Proceeds to prepay Tranche B term loans; (ii) permit the Borrowers to use up to $400 million of the Consumer Packaging Proceeds to prepay the senior notes; and (iii) permit the Borrowers to reinvest up to $250 million of the balance of the Consumer Packaging Proceeds in the business of the Company and its subsidiaries. If, after giving effect to the payments described above, the remaining balance of the Consumer Packaging Proceeds exceeds $10 million, then the Borrowers would be required to use 100% of the remaining Consumer Packaging Proceeds to make a further prepayment of the term loans in accordance with the provisions of the senior credit facility.

In the event all of the Senior Notes due 2008 are not tendered, the requested amendment would permit SSCE to call and prepay up to $50 million of such notes with additional borrowings.

The information set forth under this Item 7.01 of this Current Report on Form 8-K is being furnished pursuant to Regulation FD and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 8.01.                                          Other Events.

On May 23, 2006, SSCE commenced a cash tender offer for up to $400 million of its outstanding senior notes. The tender offer is conditioned upon the consummation of the sale of the Company’s consumer packaging business, the receipt of the requisite consents of the lenders under the senior credit facility and other general conditions in the Offer to Purchase. As previously disclosed, SSCE agreed to sell its consumer packaging business to a subsidiary of the Texas Pacific Group on May 11, 2006. SSCE will purchase the notes with a portion of the Consumer Packaging Proceeds.

The tender offer applies to any and all of SSCE’s $300 million aggregate principal amount of outstanding 9 ¼% Senior Notes due 2008 and a portion of its $750 million aggregate principal amount of outstanding 9 ¾% Senior Notes due 2011. SSCE will repurchase the Senior Notes due 2011 up to an amount not to exceed the lesser of (i) the maximum tender offer of $400 million minus the principal amount of the Senior Notes due 2008 repurchased and (ii) $150 million.

The total consideration for each $1,000 principal amount of 9¼% notes shall be calculated based on the yield of the 4.375% U.S. Treasury Note due January 31, 2008, as of 2:00 p.m., Eastern time, on Tuesday, June 6, 2006, plus 50 basis points according to standard market practice. The total consideration for each $1,000 principal amount of 9¾% notes shall be $1,050.75. Holders who validly tender their notes on or prior to the early tender date, defined below, will receive the total consideration. Holders who tender after the early tender date, but on or prior to the expiration date, will receive the total consideration less the early tender premium of $30.00 per $1,000 principal amount of notes tendered.

The early tender date deadline is 5:00 p.m., Eastern time, on June 6, 2006. The tender offer will expire at 12:00 a.m., Eastern time, on June 20, 2006, unless extended.

For additional information regarding the tender offer, please contact any of:  Morgan Stanley, the dealer manager for the tender offer, at (212) 761-1864 or (800) 624-1808; or D.F. King & Co., Inc., the information agent for the tender offer. Bankers and brokers may call collect at (212) 269-5550, and others call toll free at (800) 413-9633.

Forward-Looking Statements

This Current Report on Form 8-K may contain forward-looking statements that are based upon management’s expectations and beliefs concerning future events impacting the Company. Certain matters contained herein including, but not limited to, the Company’s ability to obtain an amendment to its credit agreement, are based upon information available to the Company management as of the date hereof. These forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. As a result, actual results may differ materially and adversely from those expressed in any forward-looking statement. Factors that may cause such a difference include, but are not limited to, failure to obtain the amendment on terms acceptable to the Company, as well as other risks and uncertainties described in “forward-looking statements” in the Company’s annual report on Form 10-K for the year ended December 31, 2005, as updated from time to time in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to revise or update publicly any forward-looking statements, except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 23, 2006

SMURFIT-STONE CONTAINER CORPORATION

	By:	/s/ Craig A. Hunt
	Name:	Craig A. Hunt
	Title:	Senior Vice President, Secretary, and General Counsel